Encore Wire Corporation
1329 Millwood Road
McKinney, Texas 75069
VIA EDGAR TRANSMISSION
Mr. Terence O’Brien
Branch Chief
Securities and Exchange Commission
Mail Stop 7010
100 F St., NE
Washington, D.C. 20549-7010

Re:	Encore Wire Corporation Form 10-K for the fiscal year ended December 31, 2007 Filed March 7, 2008 Form 10-Q for the quarter ended March 31, 2008 File No. 0-20278
Mr. O’Brien:
     In connection with the July 9, 2008 response of Encore Wire Corporation (the “Company”) to the comments of the Staff of the Securities and Exchange Commission (the “Staff”) contained in the Staff’s letter dated June 16, 2008, the Company acknowledges that:
•	the Company is responsible for the adequacy and accuracy of the disclosure in its filings;

•	Staff comments or changes in disclosure in response to Staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•	the Company may not assert Staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.
     If you have any questions, please contact me at (972) 562-9473.

Respectfully,
/s/ Frank J. Bilban